SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

     --------------------------------------------------------------------------
                               SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of the
                           Securities Exchange Act of 1934

                            Filed by the Registrant  [ X ]
                  Filed by a Party other than the Registrant  [   ]

     Check the appropriate box:

     [   ]     Preliminary Proxy Statement        [ X ]     Definitive Proxy
                                                            Statement
     [   ]     Definitive Additional Materials    [    ]    Soliciting Materials
                                                            Pursuant to
     [   ]     Confidential, for use of the                 S. 240.14a-11(c) or
               Only (as permitted by Rule                   S. 240.14a-12
               14a-6(e)(2))


                           PARAMOUNT FINANCIAL CORPORATION
      -------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)



     ---------------------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):

     [ X ]     No fee required.

     [   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
               and 0-11.
               1)   Title of each class of securities to which transaction
                    applies:
                            ---------------------------

               2)   Aggregate number of securities to which transaction applies:

                    ---------------------------

               3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

                    -----------------------------------------------------------


               4)   Proposed maximum aggregate value of transaction:
                    -----------------------------------------------------------

               5)   Total fee paid:
                                   --------------------------------------------

     [   ]     Fee paid previously with preliminary materials.

     [   ]     Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:
                                             -----------------------------------

               2)   Form, Schedule or Registration Statement No:
                                                                 ---------------

          3)   Filing Party:
                              --------------------------------------------------

          4)   Date Filed:
                         -------------------------------------------------------


     ---------------------------------------------------------------------------
                           PARAMOUNT FINANCIAL CORPORATION
                                  ONE JERICHO PLAZA
                               JERICHO, NEW YORK 11753

                            ------------------------------
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------------
                                     MAY 15, 1998

                            ------------------------------

     To the Stockholders of
       PARAMOUNT FINANCIAL CORPORATION:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Paramount Financial Corporation (the "Corporation") will be held at 10:00 a.m., local time, on May 15, 1998, at The Melville Marriott at 1350 Old Walt Whitman Road, Melville, New York 11747, for the following purposes:

          1. To elect five directors of the Corporation to serve until the next annual meeting of stockholders and until the election and qualification of their respective successors;


          2. To authorize the Board of Directors to amend the Restated and Amended Certificate of Incorporation of the Corporation to (i) effect a Reverse Stock Split (any one falling within a range between and including a one-for-three and a one-for-six Reverse Stock Split) of the Corporation's outstanding Common Stock, depending upon a determination of the Board that a Reverse Stock Split is in the best interests of the Corporation and the stockholders in order to increase the bid price of Corporation's Common Stock above the $1.00 per share minimum required for continued listing on the Nasdaq SmallCap Stock Market, and (ii) in connection with such Reverse Stock Split, reduce the authorized number of shares of the Corporation's capital stock from 40,000,000 shares to 22,500,000 shares;


          3. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Corporation for fiscal 1998; and

          4. To transact such other business as may properly come before the Annual Meeting.

          Only stockholders of record of the Corporation's Common Stock at the close of business on April 15, 1998 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. All stockholders are cordially invited to attend the Annual Meeting in person.

          A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1997 is enclosed.

          YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOP PROVIDED FOR THAT PURPOSE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES) WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS EXERCISE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING. THE PROMPT RETURN OF THE PROXY WILL BE OF ASSISTANCE IN PREPARING FOR THE ANNUAL MEETING AND YOUR COOPERATION IN THIS RESPECT WILL BE GREATLY APPRECIATED.

                                        By Order of the Board of Directors


                                        GLENN NORTMAN,
     April 20, 1998                               Secretary


               YOUR VOTE IS IMPORTANT.  TO VOTE YOUR SHARES,
                PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED
                     PROXY AND MAIL IT PROMPTLY IN THE
                         ENCLOSED RETURN ENVELOPE.

                           PARAMOUNT FINANCIAL CORPORATION
                                  ONE JERICHO PLAZA
                               JERICHO, NEW YORK 11753

                           --------------------------------
                                   PROXY STATEMENT

                              FOR THE ANNUAL MEETING OF
                               STOCKHOLDERS TO BE HELD
                                   ON MAY 15, 1998

                            ------------------------------

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Paramount Financial Corporation (the "Corporation") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") of the Corporation to be held at 10:00 a.m., local time, on May 15, 1998, at The Melville Marriott at 1350 Old Walt Whitman Road, Melville, New York 11747, and any adjournment thereof. This Proxy Statement and the accompanying proxy, together with a copy of the Annual Report of the Corporation for the fiscal year ended December 31, 1997, including financial statements, are first being mailed or delivered to stockholders on or about April 23, 1998.

          If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (1) for the election as directors of the nominees of the Board of Directors named below, (2) in favor of the authorization of the Board of Directors to amend the Restated and Amended Certificate of Incorporation to effect a reverse stock split (the "Reverse Stock Split"), (3) to ratify the appointment of Arthur Andersen LLP as the Corporation's independent auditors for fiscal 1998, and (4) in the discretion of the proxies named in the proxy card, on any other proposals to properly come before the Annual Meeting or any adjournment thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Corporation, or by the vote of a stockholder cast in person at the Annual Meeting.

          Holders of record of the Corporation 's Common Stock on April 15, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of that date, there were 7,914,000 shares of Common Stock outstanding and entitled to vote, and a majority of these shares will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Annual Meeting, including election of directors. Only votes cast "for" a motion constitute affirmative votes. Votes "withheld" or abstentions (including broker non-votes) are included in determining the existence of a quorum, but since they are not votes "for" a motion, they will have the same effect as negative votes or votes "against" such matters.

     SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

          The following table sets forth the number and percentage of shares of Common Stock beneficially owned, as of the Record Date, by (i) all persons known by the Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director of the Corporation; (iii) each of the "named executive officers" as defined under the rules and regulations of the Securities Act of 1933, as amended; and (iv) all directors and executive officers of the Corporation as a group.


      Name and Address             Amount of
      of Beneficial Owner(1)  Beneficial Ownership  Percent of Common Stock
      ---------------------   --------------------  -----------------------
      Glenn Nortman . . . .     1,500,943                   18.96%

      Jeffrey Nortman . . .     1,500,943                   18.96

      Paul Vecker . . . . .       198,114                    2.5
      David Dinin . . . . .             0                    -

      Larry Austin  . . . .             0                    -

      William H. Kelly  . .             0                    -
      All directors and
      executive officers
      as a group (6
      persons)  . . . . . .     3,200,000                   40.42%



     ---------------------------

     (1) The address of each listed person is c/o Paramount Financial Corporation, One Jericho Plaza, Jericho, New York 11753.


                                    PROPOSAL ONE
                                ELECTION OF DIRECTORS

     GENERAL

          A board of five (5) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the persons named in the enclosed proxy will vote the proxies received by them FOR management's five (5) nominees named below, all of whom are presently directors of the Corporation. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Corporation is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the Corporation's next Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

     VOTE REQUIRED

          The five (5) nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. Shares present in person at the Annual Meeting that are not voted for a particular nominee, and shares represented by proxies as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

     NOMINEES

          The following information is supplied with respect to the nominees for election as directors of the Corporation:

      Name                  Age          Position with the Corporation
      ----                  ---    ------------------------------------------

      Glenn Nortman         40     Chief Executive Officer, Secretary and a
                                    Director

      Jeffrey Nortman       39     Chief Operating Officer and a Director

      Paul Vecker           38     Senior Vice President, Chief Financial
                                    Officer, Treasurer and a Director

      Larry Austin          67     Director

      William H. Kelly      57     Director


          Certain biographical information regarding each nominee for director is set forth below:

          Glenn Nortman is the Chief Executive Officer, Secretary and a director of the Corporation. Prior to becoming Chief Executive Officer in 1997, Mr. Nortman had served as the Corporation's Co-Chief Executive Officer since 1996 and as the Executive Vice President from June 1992. From 1987 to 1992, Mr. Nortman served as the National Accounts Manager for Pacificorp Capital, a wholly-owned computer leasing subsidiary of PacifiCorp, the public utility in Portland, Oregon. Mr. Nortman is the brother of Jeffrey Nortman.

          Jeffrey Nortman is the Chief Operating Officer and a director of the Corporation. Prior to becoming Chief Operating Officer in 1997, Mr. Nortman served as the Corporation's Co-Chief Executive Officer since 1996 and as the President from the Corporation's inception in July 1991. From 1987 to 1991, Mr. Nortman was the Manager of Peripheral Trading for Pacificorp Capital. Mr. Nortman is the brother of Glenn Nortman.

          Paul Vecker has been the Senior Vice President, Chief Financial Officer, Treasurer and a director of the Corporation since March 1993.
     From 1987 to 1993, Mr. Vecker was instrumental in founding and served as the Senior Vice President and Chief Financial Officer of COS Computer Systems Inc. ("COS"), a foreign controlled computer leasing and trading company. Prior to joining COS, Mr. Vecker was the Controller at Unilease Computer Corporation, a British owned computer leasing company. Mr. Vecker is a certified public accountant.

          Larry Austin has been a director of the Corporation since January 22, 1998. Mr. Austin is Chief Executive Officer of Austin Travel Corporation, the 50th largest travel management company in the United States. In addition, he is Chairman of Austin Associates, LLC, a group of four hundred independent travel agents to whom Austin Travel Corporation provides contract management services, education services and technology procurement services. Mr. Austin also serves as a member of the Board of Directors of the Long Island Association, Long Island Philharmonic and WLIW/Channel 21.

          William H. Kelly has been a director of the Corporation since January 22, 1998. The Honorable William H. Kelly is a prominent member of the Long Island community serving as Mayor of Asharoken since 1982. In addition, Mr. Kelly has been the owner of WHK Leasing, a high technology equipment leasing company since 1976. Mr. Kelly has served as past President of the New York State Conference of Mayors and as Chairman Tri-County Village Officials Association.

     MEETINGS OF THE BOARD

          During the last fiscal year, the Corporation's Board of Directors was comprised of Glenn Nortman, Jeffrey Nortman and Paul Vecker, each of whom is an executive officer of the Corporation and resident at the Corporation's executive offices. As such, the Board of Directors effectively held numerous formal and informal meetings every business day. Messrs. Nortman and Mr. Vecker kept each other continuously apprised of material corporate events and, to the extent required, met formally to deliberate on issues. In addition to these meetings of the Board of Directors, the Board of Directors acted by unanimous written consent in lieu of meeting on ten (10) occasions in 1997. There is one standing committee of the Board of Directors as described below.

     AUDIT COMMITTEE

          The Board of Directors formed an Audit Committee on January 22, 1998. The Audit Committee consists of Larry Austin, William H. Kelly and Paul Vecker. Since its formation, the Audit Committee met once on March 20, 1998. The Audit Committee reviews the scope and results of the Corporation's annual audit, receives reports of the Corporation's independent public accountants and chief internal auditor, and prepares a report of the committee's findings and recommendations to the Board of Directors.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Corporation does not currently have a compensation committee, and instead the entire Board of Directors of the Corporation, comprised of Glenn Nortman, Jeffrey Nortman and Paul Vecker, determined the levels of executive officer compensation during 1997. No executive officer of the Corporation had any relationship reportable under the Compensation Committee Interlock regulations during 1997.



                                     PROPOSAL TWO

     AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE RESTATED AND AMENDED CERTIFICATE OF INCORPORATION OF THE CORPORATION TO (i) EFFECT A REVERSE STOCK SPLIT (ANY ONE FALLING WITHIN A RANGE BETWEEN AND INCLUDING A ONE-FOR-THREE AND A ONE-FOR-SIX REVERSE STOCK SPLIT) OF THE CORPORATION'S OUTSTANDING COMMON STOCK, DEPENDING UPON A DETERMINATION BY THE BOARD THAT A REVERSE STOCK SPLIT IS IN THE BEST INTERESTS OF THE CORPORATION AND THE STOCKHOLDERS IN ORDER TO INCREASE THE BID PRICE OF CORPORATION COMMON STOCK ABOVE THE $1.00 PER SHARE MINIMUM REQUIRED FOR CONTINUED LISTING ON THE NASDAQ SMALLCAP STOCK MARKET, AND (ii) IN CONNECTION WITH SUCH REVERSE STOCK SPLIT, REDUCE THE AUTHORIZED NUMBER OF SHARES OF THE CORPORATION'S CAPITAL STOCK FROM 40,000,000 SHARES TO 22,500,000 SHARES.


     GENERAL

          As of March 31, 1998, the Board of Directors authorized, subject to stockholder approval, a Reverse Stock Split (any one falling within a range between and including a one-for-three and a one-for-six Reverse Stock Split) of the Corporation's outstanding Common Stock that may be effected by the Board depending on market conditions. The intent of the Reverse Stock Split is to prevent the delisting of the Corporation's shares of Common Stock from the Nasdaq SmallCap Stock Market.


          In connection with the Reverse Stock Split, the Corporation will also reduce the authorized number of shares of its capital stock from 40,000,000 shares to 22,500,000 shares, of which 17,500,000 shares will be Common Stock (reduced from 35,000,000 shares) and 5,000,000 will be Preferred Stock (no change will be effected in the number of shares of Preferred Stock authorized). The intent of the reduction of the authorized number of shares of Common Stock is to reduce the Corporation's annual franchise taxes which are based on the Corporation's authorized capital stock.


          If the Reverse Stock Split is approved by the stockholders at the Meeting, it will be effected only upon a determination by the Board of Directors that it is required to effect the Reverse Stock Split in order for the Common Stock to remain listed on the Nasdaq SmallCap Market. If the Board of Directors makes such a determination, the Board will select in its discretion the ratio for the Reverse Stock Split, falling within a range between and including a one-for-three and a one-for-six Reverse Stock Split, which in the Board's judgment would result in the greatest marketability, stability and liquidity of the Common Stock.


          If approved by the stockholders, the Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors on or prior to the Corporation's next Annual Meeting of Stockholders. If no Reverse Stock Split is effected by such date, the Board of Directors will take action to abandon the Reverse Stock Split. The reduction in the Corporation's authorized Common Stock will only occur if the Reverse Stock Split is effected. The procedures for the consummation of the Reverse Stock Split and reducing the authorized number of shares of the Corporation's capital stock are attached hereto as Annex A.


          The primary reasons for the Reverse Stock Split are to facilitate trading activity of the Common Stock and to maintain listing of the Corporation's shares of Common Stock on the Nasdaq SmallCap Stock Market.

          Assuming the Reverse Stock Split is approved by the Corporation's stockholders at the Annual Meeting, each stockholder's percentage ownership interest in the Corporation and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

     REASONS FOR THE REVERSE STOCK SPLIT

          The Corporation's shares of Common Stock and Class A Warrants have been listed, and have traded on the Nasdaq SmallCap Stock Market under the symbols "PARA" AND "PARAW," respectively, since January 22, 1996, when the Corporation completed its initial public offering. The Nasdaq Stock Market, the National Association of Securities Dealers, Inc., and the Securities and Exchange Commission have approved substantial changes in Nasdaq SmallCap Stock Market initial listing and maintenance requirements which became effective on February 23, 1998. These changes require that in order to remain listed on the Nasdaq SmallCap Stock Market, companies must maintain $2,000,000 in net tangible assets (total assets less total liabilities and goodwill) or market capitalization of $35,000,000 or $500,000 in net income for two of the last three years; a $1,000,000 market value for the public float; two market-makers; and a minimum bid price of $1.00 per share. If a listed company is deemed non-compliant with the minimum bid requirement, it will be provided 90-calendar days in order to regain compliance with this standard. According to the new maintenance requirements, a listed company will have regained compliance if its security trades at or above the minimum requirement for at least 10-consecutive trade days.

          On numerous occasions, and for protracted periods, the bid price of the Corporation's shares of Common Stock has fallen and remained below $1.00. On the Record Date, the reported closing price of the Common Stock on the Nasdaq SmallCap Stock Market was $.46875 per share. As a result, the Corporation's shares of Common Stock are in danger of being delisted from the Nasdaq SmallCap Stock Market. The Corporation received notice from Nasdaq on February 27, 1998 that the Corporation is non-compliant with the minimum bid requirement, and that the Corporation has until May 28, 1998 to regain compliance and prevent delisting of the Corporation's securities. The Board of Directors believes that if the Reverse Stock Split is approved by the stockholders at the Annual Meeting, and the Reverse Stock Split is effectuated if necessary, the Corporation's shares of Common Stock will have a minimum bid price in excess of $1.00 per share and, therefore, continue to be listed and traded on the Nasdaq SmallCap Stock Market. However, no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from any Reverse Stock Split, or that if the Common Stock does rise that the price would not thereafter decline (including below the $1.00 minimum listing level), or that the Corporation would meet the other eligibility standards for the Nasdaq SmallCap Market, or if so listed would later meet the maintenance requirements for continued listing.

          If the Reverse Split is not approved by the stockholders at the Annual Meeting, it is highly likely that the Corporation's shares of Common Stock will cease to be listed and traded on the Nasdaq SmallCap Stock Market. In such an event, the shares of Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or on the "Electronic Bulletin Board," as a result of which, among other things, the spread between the bid and ask price of the shares of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

     IMPLEMENTATION OF THE REVERSE STOCK SPLIT


          If the stockholders approve this proposal and the Board of Directors of the Corporation believes it is in the best interest of the Corporation to give effect to a Reverse Stock Split, such a Reverse Stock Split would be formally implemented by amending Article IV of the Corporation's present Restated and Amended Certificate of Incorporation to add language in or substantially in the form annexed hereto as Annex A, and then by filing such an amendment with the Secretary of State of the State of Delaware.
     The amendment would also amend Article IV of the Corporation's present Restated and Amended Certificate of Incorporation to reduce the number of authorized shares of the Corporation's capital stock from 40,000,000 shares to 22,500,000 shares.



     PRINCIPAL EFFECTS OF THE REVERSE STOCK SPLIT


          The Board believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower-priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher-priced issue. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split. The Reverse Stock Split may result in some stockholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

          The par value of the Common Stock will be reclassified following any Reverse Stock Split based upon the inverse ratio to the ratio selected in the Reverse Stock Split, and the number of shares of Common Stock outstanding will be reduced based upon such split ratio. The number of record holders of the Common Stock as of April 17, 1998 was approximately
     38. The Corporation does not anticipate that any Reverse Stock Split would result in a significant reduction in the number of record holders of the Common Stock.

          The Reverse Stock Split would have the following effects upon the number of shares of Common Stock outstanding (7,914,000 shares as of the Record Date) and the number of authorized and unissued shares of Common Stock (assuming that no additional shares of Common Stock are issued by the Corporation after the Record Date).


        Reverse              Common                    Unissued and
      Stock Split       Stock Outstanding      Authorized Common Stock(1)(2)
      -----------       -----------------     ------------------------------


          1 for 3      2,638,000                       14,862,000
          1 for 4      1,978,500                       15,521,500
          1 for 5      1,582,800                       15,917,200
          1 for 6      1,319,000                       16,181,000


     ---------------------------



     (1) Gives effect to the reduction in the number of authorized shares of Common Stock from 35,000,000 shares to 17,500,000 shares.

     (2)  Excludes reserved shares.


          Consummation of the Reverse Stock Split will not have any federal tax consequences to stockholders.



          If the Reverse Stock Split is effected, in connection with which the authorized number of shares of Common Stock would be reduced from 35,000,000 shares to 17,500,000 shares, the Corporation will have a surplus of unissued shares which it can utilize for a wide range of purposes. The Corporation does not presently have any specific plans to issue any of the Corporation's authorized but unissued shares of Common Stock. However, the Corporation's ability to issue such authorized but unissued shares of Common Stock may enable the Company in the future to defend itself against unsolicited change of control proposals although the Corporation is not currently aware of any such proposal.


     EXCHANGE OF STOCK CERTIFICATES

          Assuming the Reverse Split is approved by the stockholders and effectuated, stockholders will be required to exchange their stock certificates for new certificates representing the post-split number of shares of Common Stock. At the Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be reclassified as and changed into the appropriate fraction of a share of the Corporation's Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Shortly after the Effective Date, the Corporation will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for surrender and exchange for certificates representing whole shares of New Common Stock. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interest will entitle the holder thereto to vote or to any rights of a stockholder of the Corporation. Any fractional share interest will result in the adjustment of the number of shares either upward or downward to the nearest whole share. All fractional shares of one-half share or more will be increased to the next higher whole number of shares, and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively.

           Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Corporation's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES
                                -----------------------------------------------
     IF AND UNTIL REQUESTED TO DO SO.
     -------------------------------

     REQUIRED AFFIRMATIVE VOTE

          The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is required to approve the Reverse Stock Split. Since an abstention does not count as an affirmative vote cast, it has the same effect as a vote "against" this proposal.

     RECOMMENDATION

          The Corporation's Board of Directors unanimously recommends a vote "FOR" the proposal to approve the Reverse Stock Split.


                                   PROPOSAL THREE
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     GENERAL

          The Board of Directors has selected Arthur Andersen LLP, independent auditors, to audit the consolidated financial statements of the Corporation for the fiscal year ending December 31, 1998 and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Corporation and its stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

          Arthur Andersen LLP has audited the Corporation's financial statements annually since 1994. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     REQUIRED AFFIRMATIVE VOTE

          The affirmative vote of a majority of votes cast at the Annual Meeting in person or by proxy is required to ratify the appointment of independent auditors. Since an abstention does not count as an affirmative vote cast, it has the same effect as a vote "against" this proposal.

     RECOMMENDATION

          THE CORPORATION'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                       EXECUTIVE COMPENSATION AND OTHER MATTERS

     EXECUTIVE COMPENSATION

          The following table summarizes all compensation earned by or paid to the Corporation's Chief Executive Officer and each of the Corporation's other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the "named executive officers"), for services rendered in all capacities to the Corporation during the fiscal years ended December 31, 1997, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE


                                            ANNUAL COMPENSATION
                                        ----------------------------
      NAME AND                 FISCAL                           ALL OTHER
      PRINCIPAL POSITION        YEAR     SALARY      BONUS     COMPENSATION
      ------------------       ------    ------      -----     ------------

      Glenn Nortman . . . .     1997   $332,717     $100,00    $ 39,580(1)
           Chief Executive      1996    297,900        0         35,300(2)
           Officer              1995    250,000        -        422,500(3)
                                                       -
      Jeffrey Nortman . . .     1997   $332,924        -       $ 39,290(4)
           Chief Operating      1996    297,900        -         35,300(2)
           Officer              1995    270,000        -        422,500(3)

      Paul Vecker . . . . .     1997   $204,095        -                -
           Senior Vice          1996    184,200        -                -
           President and        1995    165,000        -       $ 32,800(5)
           Chief
           Financial Officer

      David Dinin . . . . .     1997   $121,314        -                -
       Senior Vice President

     ===========================================================================



      Name and                             Total Annual
      Principal Position                   Compensation
      ------------------                   ------------
      Glenn Nortman . . . . . . . . . .    $472,297
           Chief Executive Officer          333,200
                                            672,500

      Jeffrey Nortman . . . . . . . . .    $372,214
           Chief Operating Officer          333,200
                                            692,500

      Paul Vecker . . . . . . . . . . .    $204,095
           Senior Vice President and        184,200
           Chief                            197,800
           Financial Officer

      David Dinin . . . . . . . . . . .    $121,314
           Senior Vice President

     ===========================================================================
     (1) Represents payments of approximately $18,700 for automobile expenses, and approximately $20,880 for country club dues and personal use.

     (2) Represents payments of approximately $18,000 for automobile expenses, approximately $11,300 for country club dues, and approximately $6,000 for split-dollar life insurance premiums.

     (3) Represents payments of approximately $18,000 for automobile expenses, approximately $11,300 for country club dues, approximately $6,100 for life insurance premiums, an S-Corp dividend of approximately $125,000, and approximately $262,100 for the payment of Federal, state and local taxes on S-Corporation income.

     (4) Represents payments of approximately $18,400 for automobile expenses, and approximately $20,890 for country club dues and personal use.

     (5) Represents payments for Federal, state and local taxes on S-Corporation income.
               All directors of the Corporation are reimbursed for all reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board of Directors.

     STOCK OPTION GRANT TABLE

               The following table sets forth information with respect to options to purchase shares of Common Stock awarded during fiscal year 1997 to the named executive officers pursuant to plans approved by the Corporation's stockholders.

              OPTIONS GRANTED TO EXECUTIVE OFFICERS IN FISCAL YEAR 1997


                                    Percentage of
                         Number of  Total Options
                        Securities    Granted to
                        Underlying    Employees    Exercise
                          Options     during the     Price   Expiration
      Name                Granted    Fiscal Year    ($/Sh)    Date (1)
      ----               ---------   ------------  --------  ----------
      Glenn Nortman       25,000          11.90%    $0.4125    3/31/01

      Jeffrey Nortman     25,000          11.90%    0.4125     3/31/01

      Paul Vecker         18,000           8.57%    0.3750     3/31/01

     ===========================================================================
                          Present Value as of
                           the Date of Grant
                          using Black-Scholes
      Name                   Pricing Model
      ----                ------------------

      Glenn Nortman             $5,500
      Jeffrey Nortman            5,500

      Paul Vecker                4,860

     ===========================================================================
     (1)  Options vest ratably over five years.


     EMPLOYMENT AGREEMENTS

          Messrs. Glenn and Jeffrey Nortman and Mr. Vecker have employment agreements with the Corporation described below. Each of these employment agreements terminates on January 21, 1999.

          The Corporation's employment agreements with Messrs. Nortman provide for an annual base salary of $300,000 for the first year of the term. The Nortmans' base salaries rose to $330,000 each in the second year of the term. The Nortmans are presently in the third and final year of the term of their respective employment agreements, and the Board of Directors set an annual base salary of $360,000 for each of the Nortmans, pursuant to the terms and provisions of their respective employment agreements. As part of their compensation package, Messrs. Nortman receive the use of an automobile and certain other fringe benefits commensurate with their duties and responsibilities. In addition, Messrs. Nortman will be entitled to receive a severance payment equal to 2.99 times their respective five year average salary if, among other things, without their consent, their duties, responsibilities or position are materially diminished, if there is any material breach of their employment agreements by the Corporation at any time during the term thereof of if the Corporation experiences a "Change of Control" (as defined).

          The Corporation's employment agreement with Mr. Paul Vecker provides for an annual base salary of $185,000 for the first year of its term and $203,500 for the second year. Mr. Vecker is presently in his third and final term of his employment agreement. The base salary for the third year of the term was set by the Board of Directors at $223,850. Mr. Vecker's agreement also provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. In addition, Mr. Vecker will be entitled to receive a severance payment equal to 1.5 times his five year average salary if, among other things, without Mr. Vecker's consent, his duties, responsibilities or position is materially diminished, if there is any material breach of the employment agreement by the Corporation at any time during the term thereof or if the Corporation experiences a "Change of Control" (as defined).

          Pursuant to a letter agreement between Mr. David Dinin and the Corporation dated July 1, 1997, Mr. Dinin's term of employment as Senior Vice President of the Corporation commenced on July 7, 1997. Mr. Dinin receives a salary of $20,833.33 per month, payable in accordance with the Corporation's normal payroll practices. Additionally, Mr. Dinin's letter agreement provides for the use of an automobile and other fringe benefits commensurate with his duties and responsibilities. In addition, Mr. Dinin will be entitled to receive a severance payment in the aggregate amount of
     (i) $62,500.00 if the Corporation terminates his employment "without cause" during the period January 7, 1998 to July 6, 1998, and (ii) $125,000.00 if the Corporation terminates his employment "without cause" on or after July 7, 1998.

     KEY-MAN AND SPLIT-DOLLAR LIFE INSURANCE

          The Corporation maintains key-man/split-dollar life insurance policies on the lives of each of Glenn and Jeffrey Nortman. The death benefits under these policies are allocated $1,000,000 towards the key-man component and $4,000,000 towards the split-dollar component. The Corporation also maintains a $1,000,000 split-dollar life insurance policy on the life of Paul Vecker.

     DIRECTOR OPTION PLAN

          On October 1, 1995, the Board of Directors of the Corporation adopted, and the Corporation's stockholders approved, the Corporation's 1995 Director Option Plan (the "Director Plan"), pursuant to which 50,000 shares of Common Stock of the Corporation were reserved for issuance upon the exercise of options granted to non-employee directors of the Corporation. The purpose of the Director Plan is to encourage ownership of the Corporation's Common Stock by non-employee directors of the Corporation whose initial retention and then continued services are considered essential to the Corporation's future and to provide them with a further incentive to remain as directors of the Corporation. As of the Record Date, no such options have been granted and the Corporation does not have any non-employee directors. However, the Corporation believes that the Director Plan will encourage, in the future, retaining non-employee directors.

          The Directors Plan is administered by the Board of Directors. Directors of the Corporation who are not employees of the Corporation or any subsidiary of the Corporation are eligible to participate in the Plan. The Director Plan expires in August 2005. The Board of Directors may award, alter or discontinue the Director Plan, subject to certain limitations.

          Under the Director Plan, an eligible director of the Corporation will, after having served as a director for one year, automatically receive non-qualified stock options to purchase 2,000 shares of Common Stock per annum at an exercise price equal to the fair market value of such shares at the time of grant of such option. Each such option is immediately exercisable for a period of 10 years from the date of grant but generally may not be exercised more than 90 days after the date an optionee ceases to serve as a director of the Corporation. Options granted under the Director Plan are not transferable by the optionee other than by will, laws of descent and distribution or as required by law.

          Common Stock may be purchased from the Corporation upon the exercise of an option by payment in cash or cash equivalent, through the delivery of shares of Common Stock having a fair market value equal to the cash exercise price of the option, or any combination of the above, subject to the discretion of the Board of Directors.

     BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

          The Corporation does not currently have a compensation committee, and instead, during fiscal year 1997 the entire Board of Directors of the Corporation, comprised of Glenn Nortman, Jeffrey Nortman and Paul Vecker, made determinations regarding the levels of executive compensation. Currently, Messrs. Nortman, Mr. Vecker and Mr. Dinin are the only executive officers of the Corporation.

          In 1997, the only compensation paid to the Corporation's executive officers was as set forth pursuant to each of Messrs. Nortman's and Mr. Vecker's respective employment agreements and Mr. Dinin's letter agreement with the Corporation, except for an additional payment of $100,000 to Mr. Glenn Nortman, representing commission-based compensation as described below. Insofar as the 1997 levels of compensation for all of the Corporation's executive officers were limited to base salaries (and other compensation) falling within the respective salary ranges established in the executives' respective employment agreements and letter agreement, the Board of Directors in 1997 determined the levels of such executives' compensation in accordance with the respective terms and provisions of their respective agreements. The Board of Directors continues to believe, however, that the base salaries set forth in the respective employment agreements and letter agreement are appropriate in light of each executive's level of responsibilities, individual performance and time in position, as well as in relation to the Corporation's overall financial circumstances and performance during 1997.

          With respect to 1998, the Board of Directors has determined to potentially award both commission-based and stock option-based compensation to its executives, in both cases in conformity with the policies and procedures set forth below. The Board's determination to potentially award such additional compensation is based upon its belief that it is in the Corporation's best interests to provide incentives to its executives to realize the Corporation's overall strategies and objectives and to compensate them to the extent that such strategies and objectives are met.

          Potential Commission-Based Compensation. The Board of Directors believes that, in appropriate instances, commission-based compensation can be an effective means of providing incentive to its executives. The Board of Directors intends to look at numerous factors in determining in which circumstances to award commission-based compensation, which factors will include the extent of the executive's role in bringing a transaction to the Corporation and in closing the transaction, the profitability to the Corporation of the transaction and the perceived long-term benefits of the transaction to the Corporation's overall strategies and objectives. In this regard, the Board of Directors does not currently intend to establish minimum performance levels or other pre-determined benchmarks for the award of commission-based compensation, but instead plans to review each circumstance on its own merits to determine the level, if any, of commission-based compensation which the Corporation will pay.

          Potential Stock-Option Based Compensation. Consistent with the purposes of the Corporation's 1995 Stock Option Plan of ensuring the retention of existing executive personnel and providing additional incentive to such personnel by permitting such individuals to increase their ownership interest in the Corporation (among the other purposes of this Plan), the Board of Directors has determined to commence issuing options to its executive officers. Initially, the Board of Directors has determined to establish a flexible formula to determine the number of stock options to be granted to its executive officers. Pursuant to this formula, an executive officer would receive a base number of options equal to one share of Common Stock for every $100.00 of such officer's annual base salary. In order to permit the Board of Directors to most accurately reward stock options, the formula then requires that the base number of options be subject to a "merit multiplier," the size of which will depend upon the overall performance of the Corporation during the year in question, the executive's performance in that year and other factors.






                                  BOARD OF DIRECTORS
                                  ------------------
                                    Glenn Nortman
                                   Jeffrey Nortman
                                     Paul Vecker
                                     Larry Austin
                                   William H. Kelly

     PERFORMANCE GRAPH

          Displayed below is a graph which compares the cumulative total stockholder returns (including reinvestment of dividends) from the period from January 23, 1996 (the date the Corporation became a public company) through December 31, 1997 on an investment of $100 in (i) the Corporation's Common Stock, (ii) the Russell 2000 Index (an index of small capitalization companies), and (iii) the Nasdaq Non-Financial Index (an index of all Nasdaq-traded companies, excluding financial companies). Stockholders are advised that historical results are not necessarily indicative of future performance.


                   COMPARISON OF 23 MONTH CUMULATIVE TOTAL RETURN *
             AMONG PARAMOUNT FINANCIAL CORPORATION, THE RUSSELL 2000 INDEX
                        AND THE NASDAQ NON-FINANCIAL INDEX

                                                 Cumulative Total Return
                                             ---------------------------------
                                               1/23/96    12/96     12/97

     PARAMOUNT FINANCIAL CORPORATION  PARA       100        15        18

     RUSSELL 2000                     IR20       100       116       143

     NASDAQ FINANCIAL                 INFN       100       128       197


     * $100 INVESTED ON 1/23/96 IN STOCK OR ON 12/31/95
       IN INDEX - INCLUDING REINVESTMENT OF
       DIVIDENDS.  FISCAL YEAR ENDING DECEMBER 31.


     CERTAIN RELATIONSIPS AND RELATED TRANSACTIONS OF THE CORPORATION WITH MANAGEMENT

          Mr. William Kelly purchased DEC Equipment from Paratech Resources, Inc., a wholly owned subsidiary of the Corporation, for $83,592.11 on behalf of his leasing business, WHK Leasing.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation and to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Corporation, the Corporation believes that, during the 1996 fiscal year, all filing requirements applicable to its executive officers, directors and greater than 10% stockholders were complied with in a timely fashion during the fiscal year ended December 31, 1997, except that Larry Austin and William H. Kelly did not timely file their respective Form 3 upon each of their appointments as directors of the Corporation. However, Mr. Austin and Mr. Kelly did report their appointments as directors of the Corporation on April 1, 1998. In addition, Mr. David Dinin did not timely file his Form 3 upon his appointment as an executive officer of the Corporation. However, Mr. Dinin did report his appointment as an executive officer on April 13, 1998.


                              1999 STOCKHOLDER PROPOSALS

          In order for stockholder proposals for the 1999 Annual Meeting of Stockholders to be eligible for inclusion in the Corporation's 1999 Proxy Statement, they must be received by the Corporation at its principal executive offices of One Jericho Plaza, Jericho, New York 11753 (Attn:
     Secretary), prior to December 23, 1998. The Board of Directors will review any stockholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in the Corporation's 1999 Proxy Statement for the Annual Meeting.


                                    OTHER MATTERS

          The Board of Directors does not know of any other matters that are to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy on behalf of the stockholders they represent in accordance with their best judgment.


                               SOLICITATION OF PROXIES

          Proxies are being solicited by and on behalf of the Board of Directors. The Corporation will bear the costs of preparing and mailing the proxy materials to its stockholders in connection with the Annual Meeting. The Corporation will solicit proxies by mail and the directors and certain officers and employees of the Corporation may solicit proxies personally or by telephone or telegraph. These persons will receive no additional compensation for such services but will be reimbursed for reasonable out-of-pocket expenses. The Corporation also will request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable out-of-pocket expenses related thereto.

        THE CORPORATION SHALL PROVIDE, WITHOUT CHARGE, TO ANY STOCKHOLDER, UPON THE WRITTEN REQUEST THEREFOR, ADDITIONAL COPIES OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997.
   ANY SUCH REQUEST SHALL BE DIRECTED TO PARAMOUNT FINANCIAL CORPORATION,
   ATTENTION:  PAUL VECKER, CHIEF FINANCIAL OFFICER, AT THE FOLLOWING ADDRESS:
   ONE JERICHO PLAZA, JERICHO, NEW YORK 11753.


                                        GLENN NORTMAN,
                                        Secretary
     April 20, 1997

                                                                         ANNEX A
                                                                         -------

                               THE REVERSE STOCK SPLIT


     RESOLVED, that, prior to the Corporation's next Annual Meeting of Stockholders, upon the determination by the Board of Directors that effecting a reverse stock split of the Common Stock is in the Corporation's best interests, Article IV of the Corporation's Restated and Amended Articles of Incorporation be amended by addition of the following provisions:

          Paragraph (A) of Article Fourth shall be deleted in its entirety and replaced with the following:

               FOURTH: (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 22,500,000 shares divided into the following classes: (i) 17,500,000 shares of Common Stock with a par value of $0.01 per share; and (ii) 5,000,000 shares of Preferred Stock with a par value of $0.01 per share.


          Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Corporation's Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split, into any fraction thereof falling within a range between and including one-for-three and one-for-six of a share of the Corporation's outstanding Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward or downward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any new Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

     FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Corporation's Restated and Amended Certificate of Incorporation effecting a Reverse Stock Split, notwithstanding authorization of the proposed amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

                           PARAMOUNT FINANCIAL CORPORATION
                            ANNUAL MEETING OF STOCKHOLDERS
                                     MAY 15, 1998
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of Paramount Financial Corporation, a Delaware corporation (the "Company"), acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement, dated April 20, 1998, and 1997 Annual Report, and hereby constitutes and appoints Glenn Nortman and Jeffrey Nortman as proxies, with power to act without the other and with power of substitution and re-substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Paramount Financial Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 15, 1998 or any adjournment thereof.

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS WHICH RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1, 2, AND 3.

          1.   The election of five (5) directors nominated by the Board of
               Directors:

               <box> FOR all nominees listed below     <box> WITHHOLD AUTHORITY
                    (except as indicated)                    to vote for
                                                             all nominees listed
                                                             below

                     Glenn Nortman, Jeffrey Nortman, Paul Vecker
                          Larry Austin and William H. Kelly.

               (Instruction: To withhold authority to vote for any individual nominee or nominees write such nominee's or nominees' names in the space provided below)

               -----------------------------------------------------------------

          2. The approval of the authorization of the Board of Directors to amend the Restated and Amended Certificate of Incorporation to effect the Reverse Stock Split:

                         <box> FOR <box> AGAINST  <box> ABSTAIN

          3. The ratification of the appointment of Arthur Andersen LLP as the Corporation's independent auditors for fiscal 1998:

                         <box> FOR <box> AGAINST  <box> ABSTAIN

          4. Other matters as may properly come before the Meeting or any adjournment or adjournments thereof.

          This Proxy, when properly executed, will be voted as directed. If no direction is indicated, the Proxy will be voted FOR each of the above proposals.

     Dated:                                , 1998
            -------------------------------


     -------------------------------------------


     -------------------------------------------
     Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.